As filed with the Securities and Exchange Commission on November 17, 2000
                                                 Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ACTIVE VOICE CORPORATION
             (Exact name of registrant as specified in its charter)

                 Washington                             91-1235111
      (State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
       Incorporation or Organization)


                          2901 Third Avenue, Suite 500
                         Seattle, Washington 98121-9800
                                 (206) 441-4700

          (Address of Principal Executive Offices, Including Zip Code)

                            -------------------------

        Active Voice Corporation                Active Voice Corporation
         2000 Stock Option Plan             2000 Director Stock Option Plan

                            (Full Title of the Plan)

                            -------------------------

                     Jose S. David, Chief Financial Officer
                          2901 Third Avenue, Suite 500
                         Seattle, Washington 98121-9800
                                 (206) 441-4700

            (Name, Address and Telephone Number of Agent for Service)
                            -------------------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
Title of Securities to Be                                     Proposed Maximum Aggregate    Amount of
Registered                       Amount to be Registered (1)  Offering Price (2)            Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock                     1,120,000 shares             $21,735,000                   $5,738.04
--------------------------------------------------------------------------------------------------------------------

(1) Plus (i) an indeterminate number of shares of Common Stock that may become issuable under the Plans as a result of the adjustment provisions therein, and (ii) if any interests in the Plans constitute separate securities required to be registered under the Securities Act of 1933, then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the Plans.

(2) Estimated solely for purposes of computing the registration fee pursuant to Rules 457(c) and 457(h) based on an offering price of $19.40625 per share (the average of the high and low sales prices reported by the Nasdaq Stock Market on November 14, 2000) for the shares issuable upon exercise of options granted or to be granted under the Plans.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         This registration statement relates to 950,000 shares of the Registrant's Common Stock, no par value, reserved for issuance under the Active Voice Corporation 2000 Stock Option Plan, and 170,000 shares of the Registrant's Common Stock, no par value, reserved for issuance under the Active Voice Corporation 2000 Director Stock Option Plan.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents are incorporated in this Registration Statement by reference:

                  1. The Registrant's Annual Report on Form 10-K for its fiscal year ended March 31, 2000, filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  2. All other reports filed by the Registrant with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2000; and

                  3. The description of the Registrant's Common Stock set forth in the Registration Statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission on November 4, 1993, under
         Section 12(g) of the Exchange Act.

         All documents filed by the Registrant with the Securities and Exchange Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not required.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Section 5.5 of the Registrant's Restated Articles of Incorporation and Article 10 of the Registrant's Restated Bylaws provide for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to one or more liability insurance policies maintained by the Registrant for such purpose. The Registrant currently maintains a policy of directors' and officers' liability insurance with an aggregate coverage limit of $1 million.

         Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.5 of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS


        EXHIBIT
        NUMBER        DESCRIPTION
        5             Opinion of Riddell Williams P.S.
        23.1          Consent of Riddell Williams P.S. (included in Exhibit 5)
        23.2          Consent of Ernst & Young LLP, Independent Auditors
        24            Powers of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                            (i) To include any prospectus required by Section
              10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 17, 2000.

                                                 ACTIVE VOICE CORPORATION



                                            By   /s/ Jose S. David
                                                 ------------------------------
                                                 Jose S. David
                                                 Chief Financial Officer

                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Frank
J. Costa and Jose S. David, and each of them severally, such person's true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments and post-effective amendments to this Registration Statement, any and all supplements hereto, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


               SIGNATURE                             TITLE                                 DATE
/s/ Frank J. Costa                   President and Chief Executive Officer          November 17, 2000
---------------------------          (Principal Executive Officer) and
Frank J. Costa                       Director


/s/ Jose S. David                    Chief Financial Officer (Principal             November 17, 2000
---------------------------          Financial and Accounting Officer)
Jose S. David


/s/ Robert L. Richmond               Chairman of the Board                          November 17, 2000
---------------------------
Robert L. Richmond


/s/ Tom A. Alberg                    Director                                       November 17, 2000
---------------------------
Tom A. Alberg


/s/ Douglas P. Beighle               Director                                       November 17, 2000
---------------------------
Douglas P. Beighle


/s/ Robert C. Greco                  Director                                       November 17, 2000
---------------------------
Robert C. Greco


/s/ Harold H. Kawaguchi              Director                                       November 17, 2000
---------------------------
Harold H. Kawaguchi


                                EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION
5              Opinion of Riddell Williams P.S.
23.2           Consent of Ernst & Young LLP, Independent Auditors
